Exhibit 28(g)(3)

THIRD AMENDMENT TO CUSTODIAN CONTRACT

This Amendment, dated as of September 30, 2020 (the “Amendment”), is entered into by and between State Street Navigator Securities Lending Trust (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of March 4, 1996, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	The Agreement is hereby amended to add the following underlined language to the end the fifth paragraph of Section 13; all other provisions in Section 13 remain unchanged:

Section 13. Responsibility of Custodian

…

If the Fund requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Fund shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement. Provided, however, that to the extent the grant or exercise of any right under this Section 13 would constitute a violation of the 1940 Act or the rules promulgated thereunder such right shall be null and void, unless an exemptive order has been obtained from or no-action relief provided by the Securities and Exchange Commission.

2.	Governing Law. This Amendment shall be governed by, subject to and construed under the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

3.	No other Modifications. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	Counterparts. This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Ellen Needham
Name: Ellen Needham
Title: President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

Amendment to Custodian Contract